Exhibit 107

Calculation of Filing Fee Table

Form S-8

SoundHound AI, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount registered(1)(2)	Proposed maximum offering price per share (3)	Maximum aggregate offering price (3)	Fee Rate	Amount of registration fee(3)(4)
Equity	Common Stock, $0.0001 par value - 2022 Equity Incentive Plan	Rule 457(c) and 457(h)	19,650,371	$3.26	$64,060,209.46	$92.70 per million dollars	$5,938.38
Equity	Common Stock, $0.0001 par value - SoundHound, Inc. 2016 Equity Incentive Plan	Rule 457(c) and 457(h)	26,469,924	$3.26	$86,291,952.24	$92.70 per million dollars	$7,999.26
Equity	Common Stock, $0.0001 par value - Melodis Corporation 2006 Stock Plan	Rule 457(c) and 457(h)	2,990,529	$3.26	$9,749,124.54	$92.70 per million dollars	$903.74
Equity	Common Stock, $0.0001 par value - 2022 Employee Stock Purchase Plan	Rule 457(c) and 457(h)	3,930,074	$3.26	$12,812,041.24	$92.70 per million dollars	$1,187.68
Total Offering Amounts					$172,913,327.48	$92.70 per million dollars	$16,029.07
Total Fee Offsets							$0
Net Fee Due							$16,029.07

(1)	This Registration Statement is being filed by SoundHound AI, Inc. relating to 19,650,371 shares of our Class A Common Stock which may be offered and sold pursuant to the SoundHound AI, Inc. 2022 Equity Incentive Plan, 26,469,924 shares of our Class A Common Stock which may be offered and sold pursuant to the SoundHound, Inc. 2016 Equity Incentive Plan, 2,990,529 shares of our Class A Common Stock which may be offered and sold pursuant to the Melodis Corporation 2006 Stock Plan and 3,930,074 shares of our Class A Common Stock which may be offered and sold pursuant to the SoundHound AI, Inc. 2022 Employee Stock Purchase Plan. No additional registration fee is required for the shares registered on this Registration Statement pursuant to Rule 457(h)(3).

(2)	Also registered hereby are such additional and indeterminate number of shares of Class A Common Stock as may be issuable under the plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other similar change affecting the outstanding Class A Common Stock.

(3)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), on a basis of the average of the high and low sales prices of the Class A Common Stock last reported on The Nasdaq Global Market on July 14, 2022.

(4)	The Registrant does not have any fee offsets.